Exhibit 99.1

Quantum Cyber Executes Exclusive Quantum Antenna License Agreement, Positoning the Quantum Technology Layer at the Core of Its Defense Platform

Definitive IP License Agreement Signed; QUCY Secures Exclusive Worldwide Rights to Patent-Protected Quantum Photonic Array Technology for Defense Drone Applications;

WEST PALM BEACH, Florida, June 15, 2026 -- Quantum Cyber N.V. (Nasdaq: QUCY) (“Quantum Cyber” or the “Company”), a Nasdaq-listed autonomous defense technology company assembling an AI-powered System-of-Systems platform for drone warfare, counter-UAS, and border security applications, today announced the execution of a definitive Intellectual Property License Agreement (the “Agreement”) with Project LightShift, Inc. (“Project LightShift”), a Florida corporation based in Miami, Florida. The Agreement, dated June 11, 2026, grants Quantum Cyber an exclusive worldwide license to Project LightShift’s patent-protected quantum photonic array technology for the development, manufacture, and commercialization of quantum antenna systems integrated into or designed for unmanned aerial vehicles and drone platforms used in defense and national security applications.

The Quantum Layer: From Placeholder to Executed Agreement

Since its strategic pivot to autonomous defense technology, Quantum Cyber has consistently positioned quantum antenna technology as the differentiating layer of its System-of-Systems platform. The Agreement executed today converts that positioning into a definitive, signed intellectual property transaction.

The quantum antenna technology was invented by Wolf Kohn, PhD, Chief Scientist of Project LightShift. It features an array of nano multi-spectrum lenses paired with controllable diode lasers that transmit and receive multi-frequency photonic signals. The lenses operate in a coordinated nearest-neighbor configuration to provide signal verification and redundancy, using principles of Near Field Quantum electrodynamics. Manufacturing methods under development combine self-assembly and epitaxial growth techniques.

Strategic Significance

The quantum antenna technology addressed in this Agreement represents the quantum computing coordination layer of Quantum Cyber’s System-of-Systems platform: the capability that management believes differentiates the Company from conventional autonomous defense integrators and aligns with evolving U.S. defense doctrine prioritizing quantum-accelerated, AI-enabled systems deployed at scale.

The Trump Administration is seeking approximately $55 billion for drone and autonomous warfare programs in the fiscal year 2027 defense budget, the largest single-year autonomous warfare allocation in U.S. history. Executive Order 14307 establishes American drone dominance as an explicit national security and industrial priority. The global counter-UAS market is projected to grow from $3.1 billion to $10.6 billion by 2030, representing a 27.2 percent compound annual growth rate (Grand View Research, 2025). Quantum Cyber intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission disclosing the transactions contemplated by the Agreement.

“The agreement we executed today is the transaction that makes the quantum layer of our platform real,” said David Lazar, Chief Executive Officer of Quantum Cyber. “We have a signed, definitive license agreement, an exclusive position backed by a verified patent chain, a vesting structure that protects our equity, and contractual protections that give us the ability to retain these rights permanently if Project LightShift fails to perform. Every layer of our System-of-Systems platform has pointed toward this capability. The quantum antenna is now in the portfolio. We are moving forward.

“We are excited to partner with Quantum Cyber,” said Nadab Akhtar, Chief Executive Officer and President of Project LightShit. “Our quantum antenna technology gives defense drones secure, frequency-agile sensing and communications that hold up in contested and denied environments. By licensing it to them, we are putting this U.S.-origin innovation at the center of a coordinated autonomous defense platform. We look forward to working closely with their team as they move it forward into prototype testing and real-world deployment.”

About Quantum Cyber N.V.

Quantum Cyber N.V. (Nasdaq: QUCY) is assembling an AI-powered, quantum-accelerated System-of-Systems autonomous defense platform that integrates drone warfare, counter-UAS, autonomous naval mine countermeasures, EMP shielding, anti-drone ammunition, command-and-control, and quantum antenna applications under a single Nasdaq-listed company. The Company acquires, licenses, and develops combat-proven autonomous technologies, deploying them as a coordinated, multi-domain portfolio across air, land, and sea. For more information, visit www.quantum-cyber.ai.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements relate to, among other things, the development and delivery of a demonstrable prototype of the licensed technology; the Company’s anticipated quantum antenna technology development and integration within its System-of-Systems platform; the filing of a Current Report on Form 8-K; the anticipated royalty payment structure and commercialization of improvements; and the Company’s broader business strategy and technology pipeline. The filing of a provisional patent application does not guarantee issuance of a patent. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to meet prototype development milestones; (ii) the failure to receive patent approval from the USPTO; (iii) challenges to the validity or enforceability of the licensed patent application; (iv) the failure of Project LightShift to perform its obligations under the License Agreement; (v) changes in applicable laws or regulations; (vi) an inability to successfully pursue new initiatives; and (vii) other risks and uncertainties discussed from time to time in other reports and public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors may be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed on March 31, 2026, its Quarterly Report on Form 10-Q filed on May 15, 2026, and subsequent filings. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Investor Relations Contact:

Arx Investor Relations
North American Equities Desk
qucy@arxhq.com